Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER is entered into this 2nd day of August, 2012 (this “Amendment”), by and among Legend Parent, Inc., a Delaware corporation (“Parent”), Legend Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and MModal Inc., a Delaware corporation (the “Company” and, together with Parent and Merger Sub, the “Parties”).

WHEREAS, the Parties have entered into an Agreement and Plan of Merger, dated as of July 2, 2012 (the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation;

WHEREAS, Merger Sub commenced the Offer on July 17, 2012;

WHEREAS, pursuant to Section 7.4 of the Merger Agreement, the Merger Agreement may be amended by an instrument in writing signed by each of the Parties; and

WHEREAS, each of the Parties desires to amend and supplement the Merger Agreement in certain respects as described in this Amendment, and the Company hereby reaffirms the Company Recommendation.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set out and of other consideration (the receipt and sufficiency of which are acknowledged), the Parties agree as follows:

1. Definitions. Except as otherwise indicated herein or unless the context otherwise requires, capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

2. Amendments to the Merger Agreement.

(a)	Section 1.1(c) of the Merger Agreement is hereby amended by adding the following sentence after the second sentence:

“In addition, notwithstanding anything to the contrary set forth in this Agreement, Merger Sub shall have the right in its sole discretion to extend (or re-extend) the Offer beyond any then-scheduled expiration of the Offer for one or more periods, in consecutive increments of up to ten (10) Business Days each, the length of each such period to be determined by Parent in its sole discretion (or such longer period as Parent and the Company may mutually agree) to the extent all of the Offer Conditions have been satisfied or waived and the Debt Financing has not been received by Parent (either directly or through its subsidiaries) and the lenders party to the Debt Commitment Letter have not definitively and irrevocably confirmed to Parent and Merger Sub that the Debt Financing in an amount sufficient to consummate the Offer, the Merger and the other transactions contemplated herein will be available at the Offer Closing on the terms and conditions set forth in the Debt Commitment Letter.”

(b)	Section 1.1(c) of the Merger Agreement is hereby further amended by amending and restating sub-clause (A) of clause (i) of the fifth sentence (after giving effect to the addition of the sentence added pursuant to the amendment in section 2(a) above):

“(A) either (x) any Offer Condition shall not have been satisfied or waived, or (y) the Debt Financing shall not have been received by Parent (either directly or through its subsidiaries) and the lenders party to the Debt Commitment Letter shall not have definitively and irrevocably confirmed to Parent and Merger Sub that the Debt Financing in an amount sufficient to consummate the Offer, the Merger and the other transactions contemplated herein will be available at the Offer Closing on the terms and conditions set forth in the Debt Commitment Letter, and”.

(c)	Section 5.12(f) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Each of Parent and Merger Sub acknowledges and agrees that the obtaining of the Financing is not a condition to the Merger Closing, and reaffirms its obligations under this Section 5.12.”

(d)	Section 7.1(c)(iv) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(A) (x) all the Offer Conditions shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Offer Closing) and the Debt Financing has been received by Parent (either directly or through its subsidiaries) or the lenders party to the Debt Commitment Letter have definitively and irrevocably confirmed to Parent and Merger Sub that the Debt Financing in an amount sufficient to consummate the Offer, the Merger and the other transactions contemplated herein will be available at the Offer Closing on the terms and conditions set forth in the Debt Commitment Letter, in each case, as of the Expiration Date and (y) Parent shall have failed to effect the Offer Closing promptly (and, in any event, within three (3) Business Days) thereafter in accordance with Section 1.1(a), or (B) (x) all of Offer Conditions shall have been satisfied or waived as of the Expiration Date (without giving effect to any extension of the expiration date due solely to the failure to obtain Debt Financing), (y) the Marketing Period has ended and (z) Parent shall have failed to effect the Offer Closing promptly (and, in any event, within three (3) Business Days) after the later of (x) and (y) of this subclause (B) in accordance with Section 1.1(a); or”

(e)	The Financing Proceeds Condition is hereby deleted. Accordingly, paragraph (d) of Annex I of the Merger Agreement is hereby amended and restated in its entirety to read as follows: “[Intentionally Omitted]; or”. All other references in the Merger Agreement to the Financing Proceeds Condition are hereby deleted.

3. References. Each reference to “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement” shall, from and after the date of this Amendment, refer to the Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Merger Agreement, as amended hereby, shall in all instances continue to refer to July 2, 2012, references to “the date hereof” and “the date of this Agreement” shall continue to refer to July 2, 2012 and references to the date of the Amendment and “as of the date of the Amendment” shall refer to August 2, 2012.

4. Effect of Amendment. Except as expressly modified hereby the Merger Agreement remains in full force and effect. Upon the execution and delivery of this Amendment, the Merger Agreement shall thereupon be deemed to be amended and supplemented as hereinabove set forth as fully and with the same effect as if the amendments and supplements made hereby were originally set forth in the Merger Agreement, and this Amendment and the Merger Agreement shall henceforth be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the Merger Agreement.

5. Counterparts. This Amendment may be executed in any number of counterparts, and by each of the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Amendment.

6. Governing Law. This Amendment and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Amendment or the actions of the Parties in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Agreement and Plan of Merger as of the date first written above.

MMODAL INC.

By:	/s/ Roger L. Davenport
Name:	Roger L. Davenport
Title:	Chairman and Chief Executive Officer

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO MERGER AGREEMENT]

LEGEND ACQUISITION SUB, INC.

By:	/s/ Matthew P. Hughes
Name:	Matthew P. Hughes
Title:	Secretary

LEGEND PARENT, INC.

By:	/s/ Matthew P. Hughes
Name:	Matthew P. Hughes
Title:	Secretary

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO MERGER AGREEMENT]